Exhibit 10.79

April 11, 2016

SG Phoenix LLC

70 East 55th Street, 10th Floor

New York, NY 10022

Attn.: Andrea Goren, Member

Re: Compensation Deferral Conversion Election

Dear Andrea

Reference is made to (a) that certain letter, dated December 3, 2015, executed by you and iSign Solutions Inc. (the “Company”) (the “Side Letter”) and (b) that certain letter, dated January 20, 2016, executed by you and the Company (the “Conversion Election”). All capitalized terms used herein that are not defined herein shall have the meaning assigned to those terms in the Side Letter or the Conversion Election, as applicable.

In the Side Letter, you and the Company agreed to terms for your Deferred Compensation, and, in the Conversion Election, you and the Company agreed that you would convert 50% of your Deferred Compensation in connection with the Company’s Next Equity Financing.

In the Conversion Election, the Company estimated the Next Equity Financing would close on or about February 12, 2016. Due to unfavorable market conditions, the closing did not occur as planned and the closing of the Next Equity Financing is now expected to occur in late April or early May 2016. This letter serves to confirm the Company’s intent to consummate the Next Equity Financing in late April or early May 2016, pursuant to the Company’s Registration Statement on Form S-1 (No. 333-208601, initially filed with the Securities and Exchange Commission on December 17, 2015, as amended) and to update you on the terms and conditions currently expected with respect to the Next Equity Financing and the conversion of Notes at the Next Equity Financing.

275 shoreline drive | suite 500 | redwood shores | ca 94065 | usa | +1.650.802.7888 t | +1.650.802.7777 f

Compensation Deferral Conversion Election – SGP

To facilitate the closing of the Next Equity Financing and the condition imposed by the underwriters that that all Notes convert into Common Stock in connection with the closing of the Next Equity Financing, the Company and the Note holders have agreed that the Note holders will irrevocably waive the 30% discounted conversion set forth in Section 3.2 of the Note (the “Discount”) and that the Note conversions will occur at the price per share of Common Stock offered to the public in the Next Equity Financing, and, in consideration therefor, the Company will issue to such Note holders, promptly upon conversion of the Notes, unregistered, non-tradable, five (5) year warrants to purchase such number of shares of Common Stock equal to one hundred twenty five percent (125%) of the shares of Common Stock issued to Note holders upon conversion of the Notes, at a strike price equal to one hundred twenty five percent (125%) of the the price per share to the public of the Common Stock issued in the Next Equity Financing.

Notwithstanding anything to the contrary contained in the Side Letter or Conversion Election, this letter hereby confirms your agreement that (a) to the extent you agreed to convert your Deferred Compensation into shares of Common Stock in connection with the Company’s Next Equity Financing, such conversion will be effected on the same terms and conditions as provided to such Note holders, and (b) such conversion now applies to seventy five percent (75%) of your Deferred Compensation and accrued and unpaid interest.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York excluding that body of law relating to conflicts of law.

Please acknowledge receipt of this letter by signing in the space provided below.

Very truly yours,		Agreed and accepted,

ISIGN SOLUTIONS INC.		SG Phoenix LLC

By: /s/ Craig Hutchison .	By:	/s/ Andrea Goren .
Name: Craig Hutchison		Name: Andrea Goren
Title: Vice President and Assistant Treasurer		Title: Member

275 shoreline drive | suite 500 | redwood shores | ca 94065 | usa | +1.650.802.7888 t | +1.650.802.7777 f